MITCHELL GEOLOGICAL SERVICES INC.

Suite 1028, 470 Granville St.,
Vancouver, BC CANADA V6C 1V5
OFFICE: Tel: (604) 684 4297
Fax: (604) 642 4217
Cell: (604) 306 5299

August 24, 2006

Windy Creek Developments, Inc.
3172 -N. Rainbow Blvd., # 409
Las Vegas, NV 89018

Dear Sirs;

We have recently been engaged to conduct the initial portions of the exploration program proposed for the Victory Group of Claims in the Nelson Mining Division of British Columbia.

It has just come to our intention that a bridge that allowed crossing a substantial creek and creek bed has been washed out and vehicular access to the property is not possible at this time.

It should be noted that in order to complete the programs recommended in the report by Paul Kallock, it would be necessary to transport equipment and supplies into the area. A replacement bridge would have to be in place before this was possible. Such a bridge, in our opinion, would cost far in excess of the budget we have been advised that you have set for this project. It would also cause delays that could extend beyond all of next season, because before any such project could go forward, it would be necessary to get approval from several Government Departments, who may require an environmental impact study before considering approval.

Frankly, at this stage in the exploration of the property, we cannot recommend starting the exploration program until the potential extra costs and time delays are known. A study of the requirements, including estimated costs and timelines would have to be completed before you should consider continuing.

Yours very truly,

Marvin A. Mitchell, P.Eng.

HOME: Tel: (604) 736 2108
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